Exhibit 10.11

RHOMBUS HOLDING CORPORATION

AMENDED AND RESTATED 2009 PARTICIPATION PLAN

1. Purpose. The purpose of the Amended and Restated 2009 Participation Plan (the “Plan”) is to provide incentive compensation to key employees of Rhombus Holding Corporation, a Delaware corporation (the “Company”) and its subsidiaries. Such incentive compensation shall be based upon the award of Performance Units, the value of which is related to the appreciation in the value of the Company, and shall be payable to participants upon the occurrence of certain Qualifying Events. The Plan is also intended to benefit the Company by creating incentives for participating key employees.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”), such committee to be appointed by the directors of the Company. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the key employees to be granted Performance Units, to determine the number of Performance Units to be granted to each key employee selected, to determine the time or times when Performance Units will be granted, and to determine the value of Performance Units at the time of grant (the “Grant Value”). The Committee shall have sole authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions, not inconsistent with the Plan, subject to which any awards may be made or payable, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Determinations by the Committee shall be made by majority vote and shall be made in its sole discretion and shall be final and binding on all Participants.

3. Grants. Performance Units shall be granted to such key employees of the Company and its subsidiaries, as the Committee shall determine, who shall hereafter be referred to as “Participants.” Performance Units shall be granted at such time or times and shall be subject to such terms and conditions, in addition to the terms and conditions set forth in the Plan, as the Committee shall determine. Such additional terms and conditions shall be set forth in the Grant Agreement (the “Grant”).

4. Performance Units.

4.1 Grant of Performance Units. Performance Units granted to a Participant shall be credited to a Performance Unit Account (the “Account”) established and maintained for such Participant. The Account of a Participant shall be the record of Performance Units granted to him under the Plan, is solely for accounting purposes, and shall not require a segregation of any Company assets. The grant of Performance Units under the Plan and the Grant Value of such Performance Units shall be set forth in the Grant.

4.2 Number of Performance Units. The maximum number of Performance Units that may be awarded under the Plan is 87,500,000 (the “Maximum Performance Units”), subject to increase pursuant to Section 4.3.

4.3 Increase of Performance Units. The Maximum Performance Units may be increased by the Committee at any time, in its sole discretion:

4.3.1 if the Company, directly or indirectly, completes an acquisition (the “Acquisition”), in which event the number of additional Performance Units that may be issued will be equal to the product of: (x) the Maximum Performance Units on the applicable Signing Date (hereinafter defined), times (y) the sum of (a) one plus (b) that percentage equal to: (i) the latest trailing twelve (12) calendar month EBITDA (hereinafter defined) generated by the Acquisition in question, divided by (ii) the Company’s then latest trailing twelve (12) calendar month EBITDA (each of (i) and (ii) measured on the date the relevant acquisition agreement is executed (the “Signing Date”)); provided, however that the Committee may elect, in lieu of using the trailing twelve (12) calendar month EBITDA figures described in this Section 4.3.1, to use instead the EBITDA figures that correspond to the twelve (12) month period that ends upon the last day of the calendar quarter either prior to or subsequent to the Signing Date. As used in this Section 4.3.1, “EBITDA” means consolidated net income before interest, income taxes, depreciation and amortization and before the effect of LIFO gains or expenses.

4.3.2 to permit the award(s) of Performance Units to employees of the Company or its subsidiaries by an amount not to exceed thirty (30%) percent of the Maximum Performance Units.

5. Maturity of Performance Units. Performance Units granted to a Participant shall mature according to the terms approved by the Committee as set forth in the Grant.

6. Payment for Performance Units.

6.1 Qualified Event Value. Subject to the terms and conditions contained herein, upon the occurrence of a Qualifying Event (defined hereafter), each Participant shall be entitled to receive from the Company an amount, with respect to each matured Performance Unit in the Participant’s Account, equal to: (i) the Qualified Event Value (as determined pursuant to Section 8 hereof) of each Performance Unit in the Participant’s Account as of the date of the Qualifying Event, reduced by (ii) the Grant Value of each Performance Unit as set forth in the Grant. In the event that the Qualified Event Value of a matured Performance Unit is equal to or less than its Grant Value, there shall be no payment to a Participant in connection with such Qualifying Event; provided, however, that the Grant Value of each matured Performance Unit in the Participant’s Account shall be reduced by such Qualified Event Value (the “Adjusted Grant Value”) and such Adjusted Grant Value shall be used in the calculation of the Qualified Event Value of matured Performance Units upon future Qualifying Events.

6.2 Forfeiture. All Performance Units granted to a Participant, whether or not fully matured, will be forfeited, and the Company will have no further obligation hereunder to such Participant, if any of the following circumstances occur with respect to such Participant as determined by the Committee in its sole discretion:

6.2.1 the Participant terminates or is terminated from his employment with the Company or one of its subsidiaries with or without cause; provided, however, that in the event of a Participant’s death, payment of any amount then due under the Plan (or that, but for Participant’s death, was matured and would otherwise have become due within six (6) months of Participant’s death) shall be made to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six (6) months after the date of death of such deceased Participant, then to such persons as, at the date of his death, would be entitled to share in the distribution of such deceased Participant’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute;

6.2.2 the Participant does not execute a two year non-competition agreement, in a form acceptable to the Committee, with the Company; or

6.2.3 the Participant violates any agreement with the Company regarding the assignment of rights to the Company or the confidentiality of Company information.

6.3 Except as hereinafter provided, payment to a Participant of any amounts due under the Participation Plan shall be made either in a lump sum or in installments, payable at fixed or objectively determinable times and in fixed or objectively determinable amounts as determined by the Committee at the time of each Qualifying Event. In establishing the time of payments, the Committee may differentiate among Participants on any basis it deems appropriate.

6.4 In the event of a Qualifying Sale Event (as defined below) that involves consideration of publicly-traded stock, the Committee may, in its discretion, and in lieu of a cash payment to one or more Participants, elect to distribute shares of such stock to such Participant(s) in lieu of cash. In such event, the fair market value of the stock distributed in lieu of cash to such Participant(s) shall be determined by the Committee in its sole discretion. Such stock issued to Participant may contain certain commercially standard or other reasonable restrictions, whether imposed by law or otherwise.

7. Qualifying Event. There shall be two categories of transactions, either of which may constitute a “Qualifying Event.”

7.1 A “Qualifying Sale Event” shall be defined as a sale (whether effected directly or through a merger or similar transaction) of some or all of the common stock Company by Platinum Equity Capital Partners, L.P. or its affiliates (but excluding a sale of common stock by the Company); provided, however, that in no event shall a Qualifying Sale Event occur upon a sale to an affiliate of the Company.

7.2 A “Qualifying Distribution Event” shall be defined as a cash dividend by the Company to Platinum Equity Capital Partners, L.P. and its affiliated shareholders.

8. Valuation of Performance Units

8.1. Upon the Qualifying Event, the value of a Performance Unit will be an amount equal to the greater of (i) such amount as shall be determined, as of the applicable date, by the Committee in its sole discretion and (ii) the Qualified Event Value as of the applicable date, as determined pursuant to Section 8.2 below.

8.2 The Qualified Event Value shall be calculated by the Committee pursuant to one of the following methods:

8.2.1 In the event of a Qualifying Sale Event, the quotient of (A) the net purchase price as determined by the Committee in its sole discretion; divided by (B) the Total Units Outstanding.

8.2.2 In the event of a Qualifying Distribution, the quotient of (A) the amount of such dividend or distribution, net of any and all withholdings, divided by (B) the Total Units Outstanding.

As used herein, “Total Units Outstanding” is the number equal to ten times the Maximum Performance Units. In determining Qualified Event Value, the Committee shall take into consideration the transaction costs and expenses incurred by the Company and its affiliates in connection with a Qualifying Event, and may modify the calculations set forth in this Section 8.2 to reflect any capital or other contributions made to the Company (including those made in connection with any acquisitions made by or on behalf of the Company), to allow for the recapture of such contributions by the shareholders of the Company, or to reflect the repayment of any debt of the Company.

9. Forfeiture of Performance Units on Termination of the Company. If, at any time prior to a Qualifying Event, the Company ceases to engage in active trade and business, liquidates or dissolves or if the Company shall become insolvent or file for or have filed against it (and not dismissed within 60 days) a bankruptcy petition, then all Performance Units, whether or not fully matured, shall be forfeited and neither the Participants nor their heirs, personal representatives, successors or assigns shall have any further rights with respect to such Performance Units.

10. Nontransferability. Except as expressly set forth in this Plan, Performance Units granted hereunder, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation or law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

11. Withholding. The Company shall have the right to deduct from amounts to be paid pursuant to the Plan any taxes required by law to be withheld with respect to such awards.

12. Voting and Dividend Rights. The Participant shall not be entitled, solely by reason of being a Participant under the Plan, to have any voting rights, to receive any distributions, or to have his Account credited or increased as a result of any distribution with respect to the equity interests of the

Company. No Participant is or shall be deemed to be a shareholder of the Company for any purpose whatsoever. Neither the Company nor the Committee have or shall have any fiduciary or similar duty to any Participant.

13. Miscellaneous Provisions. No employee or other person shall have any claim or right to be granted a Performance Unit under the Plan. Neither the Plan nor any action taken hereunder shall be construed as creating or implying the creation of a contract of employment between any employee and the Company or any of its affiliates, or giving any employee any right to be retained in the employ of the Company. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

14. Amendment of the Plan. The Committee may alter or amend the Plan from time to time without obtaining the approval of the Participants.

15. Effectiveness and Term of Plan. The Plan amends and restates in its entirety, effective February 16, 2009, the Rhombus Holding Corporation 2009 Participation Plan. The Committee may at any time terminate the Plan and unless sooner terminated by the Committee, the Plan shall expire on February 15, 2014. Any payments due a Participant with respect to a Qualifying Event that occurs prior to termination shall continue to be made, notwithstanding the termination of the Plan. All Performance Units shall terminate upon termination or expiration of the Plan.

Amended and restated to clarify the determination of Adjusted Grant Values of Performance Units.